Exhibit 99.1

	For:	J. Crew Group, Inc.

	Contact:	Nicholas Lamberti
Acting Chief Financial Officer
For Immediate Release		(212) 209-8640

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J. CREW GROUP REPORTS FIRST QUARTER OPERATING INCOME

OF $23 MILLION COMPARED TO LOSS OF $3 MILLION IN 2004

NEW YORK (June 9, 2005) - J. Crew announced today that its operating income for the thirteen weeks ended April 30, 2005 was $23 million compared to an operating loss of $3 million last year, as the Company continues to benefit from the revitalization of the J. Crew brand.

Millard Drexler, Chairman and CEO, said, “We are pleased with our first quarter results with a comp store sales increase of 37% and significant growth in our Direct business.  Our continuing focus on quality, style and design, along with endless attention to our customers’ needs, is reflected in J.Crew’s performance.  I might add that the scarcity of our merchandise in last year’s first quarter also helped contribute to this quarter’s strong comp performance.”

Consolidated revenues for the first quarter increased 45% to $211 million from $146 million in the comparable period last year.  Retail net sales (including Factory) increased by 40% to $146 million from $104 million last year due primarily to a comparable store sales increase of 37%.  Net sales of the Direct business (Internet and catalog) increased by 59% to $59 million as compared to $37 million.

The operating results for the quarter reflect a gross margin increase to 46% in 2005 from 42% in 2004 due to higher full price selling and leverage on fixed buying and occupancy costs.

Selling, general and administrative expenses during the quarter were $74 million, or 35% of revenues, compared to $64 million, or 44% of revenues in the prior year.  The decrease as a percentage of revenues was driven primarily by leverage on fixed operating expenses due to the significant increase in revenues.

Net income for the first quarter was $5 million compared to a net loss of $24 million in the prior year.

Inventory at April 30, 2005 was $105 million, up 24% from the comparable period last year.  The increase in inventories is consistent with our strong sales performance and a conservative inventory strategy in last year’s first quarter.  There were no outstanding borrowings under the Company’s working capital facility during the quarter.

First Quarter Conference Call

The Company’s first quarter investor conference call will be held tomorrow, June 10, 2005 at 11 a.m. eastern time.  The event will be available through an audio webcast at www.jcrew.com (click on “Help” and “Investor Relations”) and www.companyboardroom.com.  A replay of the call will be archived on those websites and will also be available by telephone through June 17, 2005 at (888) 286-8010, reference #45237865.

J. Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories.  The Company operates 157 retail stores, the J. Crew catalog business, jcrew.com, and 43 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J. Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended
	04/30/05	05/01/04
	(Unaudited) ($ in millions)

Revenues(a)	$211	$146

Cost of sales, including buying and occupancy costs	114	85

Gross profit	97	61

Selling, general and administrative expenses	74	64

Operating income (loss)	23	(3)

Interest expense(b)	17	21

Income (loss) before income taxes	6	(24)

Income taxes	1	—

Net income (loss)	$5	$(24)

Summary of Revenues

Retail	$146	$104

Direct	59	37

Other	6	5

Total	$211	$146

Comp store sales	+37%	+4%

Number of stores:
Retail	157	154
Factory	41	42

(a)          Amounts previously reported have been reclassified to conform to the current year’s presentation.

(b)         Decrease results from reduction in interest rates payable on debt following the refinancings completed in the fourth quarter of 2004,  in which the company’s outstanding 10 3/8% senior subordinated notes and 16% senior discount notes were redeemed with the proceeds of $275 million in new term loans with an interest rate of 9 ¾% and internally available funds.

J. Crew Group, Inc.

Summary Balance Sheet Data

	as of
	04/30/05	05/01/04
	(Unaudited) ($ in millions)
Assets
Cash	$25	$32

Inventories	105	85

Property and equipment, net	117	131

Other	46	41

Total	$293	$289

Liabilities and Stockholders’ Deficit
Accounts payable	$63	$56

Other current liabilities	68	44

Deferred credits	59	55

Long-term debt (includes current portion)	590	536

Non-redeemable preferred stock	93	93

Stockholders’ deficit	(580)	(495)

Total	$293	$289

Other Data

	Thirteen weeks ended
	04/30/05	05/01/04
	(Unaudited) ($ in millions)
EBITDA(a)	$31	$7
Cash interest paid	(8)	(10)
Changes in assets and liabilities	(17)	(13)
Cash provided by (used in) operations	6	(16)

Cash provided by financing activities	—	—

Capital expenditures	(4)	(2)

Increase (decrease) in cash	$2	$(18)

(a)               Earnings before interest, taxes and depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income.  The Company uses EBITDA as a supplemental measure of cash flow.  Management and investors often use EBITDA as a measure of our ability to service our debt.  Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.